PRICING SUPPLEMENT Dated January 6, 2025
Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-282733
Supplementing the Preliminary Prospectus
Supplement, dated January 6, 2025, and
the Base Prospectus, dated October 18, 2024

AerCap Ireland Capital Designated Activity Company
AerCap Global Aviation Trust

$750,000,000 4.875% Senior Notes due 2028
$750,000,000 5.375% Senior Notes due 2031

Guaranteed by:
AerCap Holdings N.V.

Pricing supplement, dated January 6, 2025 (this “Pricing Supplement”), to the Preliminary Prospectus Supplement, dated January 6, 2025 (the “Preliminary Prospectus Supplement”), and the related Base Prospectus, dated October 18, 2024 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”), of AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust.

This Pricing Supplement relates only to the securities described below and should only be read together with the Prospectus. This Pricing Supplement is qualified in its entirety by reference to the Prospectus. The information in this Pricing Supplement supplements the Prospectus and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuers:	AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust
Notes Offered:	4.875% Senior Notes due 2028 (the “2028 Notes”) 5.375% Senior Notes due 2031 (the “2031 Notes” and, together with the 2028 Notes, the “Notes”)

Ratings[1]:	Baa1 / BBB+ / BBB (Moody’s / S&P / Fitch)
Distribution:	SEC Registered
Trade Date:	January 6, 2025
Settlement Date:
January 13, 2025 (T+5)

We expect that delivery of the Notes will be made to investors on or about January 13, 2025, which will be the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the first business day before the date of delivery should consult their advisors.

Principal Amount:	2028 Notes: $750,000,000 2031 Notes: $750,000,000
Maturity Date:	2028 Notes: April 1, 2028 2031 Notes: December 15, 2031
Coupon:	2028 Notes: 4.875% 2031 Notes: 5.375%
Issue Price to Public:	2028 Notes: 99.462% of the principal amount 2031 Notes: 99.310% of the principal amount In each case, plus accrued interest, if any, from January 13, 2025
Gross Proceeds:	2028 Notes: $745,965,000 2031 Notes: $744,825,000
Benchmark Treasury:	2028 Notes: UST 4.000% due December 15, 2027 2031 Notes: UST 4.500% due December 31, 2031

1 These ratings have been provided by Moody’s, S&P and Fitch. A securities rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

Benchmark Treasury Price:	2028 Notes: 99-04 ¾ 2031 Notes: 99-28 ¾
Benchmark Treasury Yield:	2028 Notes: 4.311% 2031 Notes: 4.517%
Spread to Benchmark Treasury:	2028 Notes: +75 basis points 2031 Notes: +98 basis points
Yield to Maturity:	2028 Notes: 5.061% 2031 Notes: 5.497%
Interest Payment Dates:	2028 Notes: April 1 and October 1, beginning on April 1, 2025 2031 Notes: June 15 and December 15, beginning on June 15, 2025
Optional Redemption:
2028 Notes: Following issuance and prior to March 1, 2028, make-whole call at T+15 basis points.  At any time on or after March 1, 2028, par call.
2031 Notes: Following issuance and prior to October 15, 2031 make-whole call at T+15 basis points.  At any time on or after October 15, 2031, par call.

Optional Tax Redemption:
If, with respect to any series of the Notes, the Issuers become obligated to pay any additional amounts as a result of any change in the law of Ireland or certain other relevant taxing jurisdictions that is announced or becomes effective on or after the date on which the Notes of such series are issued (or the date the relevant taxing jurisdiction became applicable, if later), the Issuers may redeem the Notes of such series at their option, at any time in whole but not in part, at a price equal to 100% of the principal amount of the Notes of such series being redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date and additional amounts, if any.

CUSIP / ISIN:	2028 Notes: 00774M BN4 / US00774MBN48 2031 Notes: 00774M BP9 / US00774MBP95
Other Information
Denominations:	$150,000 and integral multiples of $1,000 in excess thereof
Underwriters:
Joint Book-Running Managers:

Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Barclays Capital Inc.
Credit Agricole Securities (USA) Inc.
TD Securities (USA) LLC
Santander US Capital Markets LLC
MUFG Securities Americas Inc.
BMO Capital Markets Corp.
NatWest Markets Securities Inc.
Citizens JMP Securities, LLC
KeyBanc Capital Markets Inc.
Regions Securities LLC
Scotia Capital (USA) Inc.

THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OR THIS OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

THE ISSUERS HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUERS HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUERS AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS BY CALLING CITIGROUP GLOBAL MARKETS INC., TOLL-FREE AT 1-800-831-9146, DEUTSCHE BANK SECURITIES INC., TOLL-FREE AT 1-800-503-4611, BARCLAYS CAPITAL INC., TOLL-FREE AT 1-888-603-5847, CREDIT AGRICOLE SECURITIES (USA) INC., TOLL-FREE AT 1-866-807-6030 OR TD SECURITIES (USA) LLC, TOLL-FREE AT 1-855-495-9846.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

THIS COMMUNICATION IS NOT INTENDED TO BE A CONFIRMATION AS REQUIRED UNDER RULE 10b-10 OF THE SECURITIES EXCHANGE ACT OF 1934. A FORMAL CONFIRMATION WILL BE DELIVERED TO YOU SEPARATELY.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

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